UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 16, 2012

THE SERVICEMASTER COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-14762	36-3858106
(State or other Jurisdiction	(Commission File Number)	(I.R.S Employer
of Incorporation)		Identification Number)

860 Ridge Lake Boulevard, Memphis, Tennessee	38120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (901) 597-1400

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

In connection with the debt financing announced today by The ServiceMaster Company, the following information was provided to potential investors.  Unless otherwise indicated by context in this report, the terms the “Company,” “ServiceMaster,” “we,” “us” and “our” refer to The ServiceMaster Company and its subsidiaries.

Recent developments

We have a regular business review and forecasting process that we typically go through each month after finalizing the operating results for the prior month.  In accordance with this process, we undertook an evaluation of our operating results for July when they became available and, as a result, revised our internal forecast for 2012 for ServiceMaster on a consolidated basis and the TruGreen segment.  Based on this revised forecast, we have determined that anticipated 2012 consolidated operating revenue will decrease slightly versus what we had previously forecasted internally (but will increase slightly when compared to 2011 consolidated operating revenue), and that consolidated Adjusted EBITDA will be marginally lower when compared to our prior internal forecast (though still ahead of 2011 consolidated Adjusted EBITDA).  The forecasted decrease in consolidated Adjusted EBITDA against our previous internal forecast is primarily the result of anticipated decreases in both operating revenue and Adjusted EBITDA at our TruGreen segment, both compared to our prior 2012 forecast and to the levels achieved by TruGreen in 2011.  In light of these anticipated decreases at TruGreen, we are undertaking a number of initiatives both at the corporate level and in our other business segments designed to offset partially the anticipated shortfall in TruGreen’s profitability; these initiatives are reflected in our current consolidated 2012 Adjusted EBITDA forecast.

We previously reported a 7.1% decrease in TruGreen’s operating revenue for the six months ended June 30, 2012, compared to the six months ended June 30, 2011, reflecting, in significant part, the impact of changes in our product offerings and the rebalancing of our sales channel mix.  As a result of our revised 2012 internal forecast, we expect that TruGreen’s operating revenue will decrease in the third and fourth quarters of 2012 as compared to the comparable periods in 2011 and that TruGreen’s full year 2012 operating revenue will be lower by a range of approximately ten percent as compared to its full year 2011 operating revenue.

As previously reported in our second quarter Quarterly Report on Form 10-Q, for the six months ended June 30, 2012, our Adjusted EBITDA at TruGreen was $84.3 million as compared to $68.7 million for the six months ended June 30, 2011.  As a result of our revised 2012 internal forecast, we expect that the positive trends in Adjusted EBITDA will not continue in the third and fourth quarters of 2012, and we expect that TruGreen’s full year 2012 Adjusted EBITDA will be lower by a range of approximately ten percent as compared to its full year 2011 Adjusted EBITDA.

The forecasted reduction in TruGreen’s operating revenue is driven primarily by lower anticipated commercial sales (including the effect of a large commercial customer that recently informed us that it expected to order less than we previously forecasted for the balance of 2012), lower anticipated residential revenue production and the continued impact of the year-over-year decline in residential full program customer counts.  The lower forecasted TruGreen Adjusted EBITDA is primarily the result of the lower revenue that we forecast for the TruGreen business and our determination that TruGreen will not be able to achieve previously anticipated cost savings due in large part to expected higher overtime expense and the inability to realize further fuel, fertilizer and labor cost savings without compromising customer service.

As previously reported, we incurred a pre-tax non-cash impairment charge of $67.7 million in the second quarter of 2012 to reduce the carrying value of the TruGreen trade name to its estimated fair market value.  Based on the assumptions employed by the Company in calculating that charge, no reduction in the carrying value of the TruGreen trade name is anticipated in the third quarter of 2012 as a result of our forecasted declines in TruGreen’s operating revenue and Adjusted EBITDA for 2012.  However, as a result of the forecasted reduction in TruGreen’s Adjusted EBITDA, we anticipate that we will assess goodwill at TruGreen for impairment in the third quarter of 2012, which could require us to record a non-cash impairment charge to write down a significant portion of our goodwill at TruGreen.  Depending on valuation assumptions and other factors that have not yet been finalized, we believe that this potential charge could be in the range of approximately one-half of TruGreen’s June 30, 2012 goodwill balance of $1.2 billion; though no assurances can be given in this regard.  It is also possible that no goodwill impairment may be required in the third quarter.

Based upon future economic and financial market conditions, the operating performance of our segments and other factors, including those described in our second quarter Quarterly Report on Form 10-Q in Part II, Item 1A, Risk Factors, we may incur future impairment charges in respect of TruGreen (or our other segments), and our profitability at TruGreen (or our other segments) could be further adversely impacted.  Any future impairment charges or reductions in profitability could be material to our business and have a material adverse impact on our results of operations.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 16, 2012	THE SERVICEMASTER COMPANY

	By:	/s/ Roger A. Cregg
Roger A. Cregg
Senior Vice President and Chief Financial Officer